EXHIBIT 21 – SUBSIDIARIES

MICROS SYSTEMS, INC. SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation

Hospitality Technologies, S.A.	Argentina
MICROS-Fidelio Australia Pty Ltd.	Australia
Micros-Fidelio Brazil, Ltda.	Brazil
Micros-Fidelio (Canada) Ltd.	Canada
Micros Fidelio Chile, S.A.	Chile
MICROS-Fidelio Information Systems (Shanghai) Co. Ltd.	China
CommercialWare, Inc.	Delaware, USA
JTECH Communications, Inc.	Delaware, USA
MSI Delaware, LLC	Delaware, USA
Fidelio Nordic Oy	Finland
Fidelio Cruise, Inc.	Florida, USA
MICROS-Fidelio France, S.A.S.	France
MICROS-Fidelio GmbH	Germany
Fidelio Cruise GmbH	Germany
MICROS-Fidelio Hong Kong, Ltd.	Hong Kong
Fidelio India Private Ltd.	India
MICROS-Fidelio (Ireland), Ltd.	Ireland
Micros Fidelio Israel Ltd.	Israel
MICROS-Fidelio Italia S.r.l.	Italy
MICROS-Fidelio Japan Ltd.	Japan
MICROS-Fidelio Mexico S.A. de C.V.	Mexico
MICROS-Fidelio Worldwide, Inc.	Nevada, USA
Fidelio Nordic Norway A/S	Norway
Datavantage Corporation	Ohio, USA
MICROS-Fidelio Software Portugal, ULDA	Portugal
Micros Fidelio Caribbean, Inc.	Puerto Rico
MICROS-Fidelio Singapore Pte Ltd.	Singapore
MICROS-Fidelio España S.L.	Spain
Fidelio Nordic Sverige A.B.	Sweden
Hotelbk A.B.	Sweden
MICROS-Fidelio Thailand Co. Ltd.	Thailand
MICROS-Fidelio Systems U.K. Ltd.	United Kingdom

The Company has additional subsidiaries, which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of June 30, 2006.